Exhibit 10.1

AMENDMENT TO

EMPLOYMENT AGREEMENT

OF

MICHAEL J. HAYES

THIS AMENDMENT, dated as of December 16, 2008 by and between FRED’S, INC., a Tennessee corporation, with offices at 4300 New Getwell Road, Memphis, Tennessee 38118 (“Company”) and MICHAEL J. HAYES, currently residing at Riverbluff Condominiums, 355-I Riverbluff Place, Memphis, Tennessee 38103 (“Executive”).

WHEREAS, the parties hereto entered into an Employment Agreement dated as of April 30, 2003 (the “Agreement”); and

WHEREAS, the Executive and Company desire to amend the Agreement in order to comply with the provisions of Section 409A of the Internal Revenue Code (“Section 409A”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions herein set forth, the parties hereto and each of them agree as follows:

1.           The last sentence of Section 3 of the Agreement is hereby deleted and the following substituted in lieu thereof:

In addition, Executive shall (i) be considered for any bonus awards on the same basis as are other executives of Company, and (ii) be considered for and granted qualified options and other consideration based upon shares of Company’s Common Stock on the same basis as are other executives of Company; provided, however, that Company shall establish the terms of such bonus awards, qualified options or other consideration so as not to subject Executive to additional taxes under Section 409A.

2.           All references in the Agreement to a termination of employment or a termination of the Agreement shall hereafter instead refer to a “Separation from Service” (as defined in new Section 8(a) added by this Amendment).

3.           The following new sentence is added at the end of Section 5(c) of the Agreement:

Any compensation payable under Section 5(c)(i) which does not constitute a deferral of compensation under Treas. Reg. §1.409A-1(b) shall be paid at the same time and in the same installments as would apply if no Separation from Service had occurred.  Any compensation payable under Section 5(c)(i) and which is a deferral of compensation under Treas. Reg. §1.409A-1(b) shall be paid in accordance with any applicable plan subject to Section 5(f).  Compensation paid pursuant to Section 5(c)(ii) or (iii) shall be subject to Section 5(g).

4.           The following new sentence is hereby added at the end of Section 5(d) of the Agreement:

Subject to Section 5(f), compensation payable under this Section 5(d) shall be paid at the same time and in the same installments as would apply if no Separation from Service had occurred, and the foregoing monthly allowance of $6,000 shall be paid on the first of each month.

5.           The following new subsections are added at the end of Section 5 of the Agreement:

(f)           Notwithstanding any provision of this Agreement to the contrary, if Executive is a “Specified Employee” (as hereinafter defined) as of the date Executive incurs a Separation from Service, payment of any amount shall, to the extent subject to Treas. Reg. §1.409A-3(i)(2), be made no earlier than the first day of the seventh month following the month in which such Separation from Service occurs.  On such date, Executive shall receive all payments that would have been made on or before such date but for the provisions of this Section 5(f), and the terms of this Section 5(f) shall not affect the timing or amount of any payments to be made after such date under the other provisions of this Agreement.

(g)           Compensation subject to this Section 5(g) is intended to meet the requirements for a fixed schedule of payment under Treas. Reg. §1.409A-3(i)(1)(iv) and shall be construed in accordance with such regulation.  Accordingly, neither party shall have any discretion to change the definition of expenses eligible for reimbursement or being provided in kind or to change the period specifically described herein for the reimbursement of expenses or the provision of in-kind benefits; the amount of expenses eligible for reimbursement or in-kind benefits provided during any calendar year may not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year; the reimbursement of any eligible expense shall be made on or before the last day of the calendar year following the calendar year in which any expense was incurred; and the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.  In addition, such compensation shall be subject to Section 5(f) to the extent applicable.

6.           The following new sections 8, 9 and 10 are hereby added to the Agreement, and the original Section 8 and all subsequent sections of the Agreement are renumbered accordingly:

8.           The following definitions shall apply for purposes of this Agreement:

(a)           “Separation from Service” shall be determined in accordance with Section 409A, and the following rules shall apply:

(i)           Except if Executive is on a bona fide leave of absence as provided below, Executive shall be deemed to have incurred a Separation from Service if Company and Executive reasonably anticipate that the level of services to be performed by Executive after a date certain would be reduced to twenty percent (20%) or less of the average services rendered by Executive during the immediately preceding thirty-six (36) month period disregarding periods during which Executive was on a bona fide leave of absence.

(ii)           If Executive is absent from work due to military leave, sick leave or other bona fide leave of absence, Executive shall incur a Separation from Service on the first day immediately following the later of (A) the six month anniversary of the commencement of the leave or (B) the expiration of Executive’s right, if any, to re-employment or to return to work under statute or contract.

(iii)           For purposes of determining whether a Separation from Service has occurred, Company and its affiliates shall be treated as a single employer.  For this purpose, an affiliate means a corporation, trade or business that, together with Company, is treated as a single employer under Section 414(b) or (c) of the Code, except for the foregoing purposes, common ownership of at least fifty percent (50%) shall be determinative.

(iv)           The Board of Directors of Company specifically reserves the right to determine whether a sale or a disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to Executive if Executive provides service to the seller immediately prior to the transaction and provides services to the buyer after the transaction.  Such determination shall be made in accordance with the requirements of Section 409A.

(b)           “Specified Employee” means a person who, as of the date of his Separation from Service, is a “key employee” of Company or any affiliate, any stock of which is actively traded on an established securities market or otherwise.  A person is a key employee if he meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code, (applied in accordance with applicable regulations thereunder and without regard to Section 416(i)(5)) at any time during the 12-month period ending on the Specified Employee Identification Date. Such person shall be treated as a key employee for the entire 12-month period beginning on the Specified Employee Effective Date.

For purposes of determining whether a person is a Specified Employee, the compensation of such person shall be determined in accordance with the definition of compensation provided under Treas. Reg. §1.415(c)-2(d)(3) (wages within the meaning of Section 3401(a) of the Code for purposes of income tax withholding at the source, plus amounts excludible from gross income under Section 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k) or 457(b), without regard to rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed).

Notwithstanding anything in this paragraph to the contrary, (i) if a different definition of compensation has been designated by Company with respect to another nonqualified deferred compensation plan in which a key employee participates, the definition of compensation shall be the definition provided in Treas. Reg. §1.409A-1(i)(2), and (ii) Company may through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by Company, elect to use a different definition of compensation.

In the event of corporate transactions described in Treas. Reg. §1.409A-1(i)(6), the identification of Specified Employees shall be determined in accordance with the default rules described therein, unless Company elects to utilize the available alternative methodology through designations made within the timeframes specified therein.

(c)           “Specified Employee Identification Date” means September 30, unless Company has elected a different date through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by Company.

(d)           “Specified Employee Effective Date” means the first day of the fourth month following the Specified Employee Identification Date, or such earlier date as is selected by the Board of Directors.

9.           Notwithstanding any provision of this Agreement to the contrary, neither Company nor its Board of Directors may accelerate the time or form of payment of any benefit due to Executive hereunder unless such acceleration is permitted under Treas. Reg. §1.409A-3(j)(4) or other applicable authority under Section 409A.  Neither Company nor its Board of Directors may delay the time for payment of any benefit due to Executive hereunder except to the extent permitted under Treas. Reg. §1.409A-2(b)(7) or other applicable authority under Section 409A.

10.           The foregoing provisions of this Agreement are intended to conform with the requirements of Section 409A of the Code, including the regulations thereunder, and the provisions of this Agreement shall be construed in accordance with that intention.  If any provision of this Agreement shall be inconsistent or in conflict with the applicable requirements of Section 409A, then such requirements shall be deemed to override and supersede the inconsistent or conflicting provision.  Any provision required for compliance with Section 409A that is omitted from this Agreement shall be incorporated herein by reference and shall apply retroactively, if necessary, and be deemed part of this Agreement to the same extent as though expressly set forth herein.  Company will bear no responsibility for any determination by any other person or persons that the terms, arrangements or administration of this Agreement has given rise to any tax liability under Section 409A of the Code.

7.           The following new sentence is hereby added at the end of Schedule A of the Agreement:

Paragraphs 2-4 of this Schedule A shall be subject to Section 5(g).

8.           Except as expressly amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WITNESS:	FRED'S, INC.

/s/ Anita L. Parvin	By: /s/ Charles S. Vail
Title: Secretary

WITNESS:

/s/ Anita L. Parvin	/s/ Michael J. Hayes
MICHAEL J. HAYES, Executive

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